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                                                                     Exhibit 'A'
                               A G R E E M E N T
                               -----------------


     THIS AGREEMENT is entered into this 17th day of March, 1997, between HANDLEMAN COMPANY, a Michigan corporation (the "Company"), and Stephen Strome (the "Executive").

                                    RECITALS
                                    --------

     A. The Board of Directors of the Company (the "Board") recognizes that merger and acquisition activities have increased in recent years and that the threat of, or occurrence of, a Change in Control (as hereinafter defined) relating to the Company could result in significant distractions of its key management personnel because of the uncertainties inherent in such a situation.

     B. The Board has determined that it is in the best interests of the Company and its shareholders to retain the services of the Executive in the event of any threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security.

     C. In order to induce the Executive to remain in the employ of the Company, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control.

     In consideration of the foregoing Recitals and the respective agreements contained herein, Company and Executive agree as follows:

     1.   Definitions.

          (a) For purposes of this Agreement, a "Change in Control" shall be deemed to occur on the first date (the "Effective Date") any one or more of the following occurs:

               (1)  any person (as such term is used in Sections 13(d) and
     14(d)(2) of   the Securities Exchange Act of 1934, as amended (the
     "Exchange Act")), together with all affiliates and associates of such person (as such terms are defined in Rule 12b-2 under the Exchange Act) but excluding all "Excluded Persons" (as defined in paragraph 1(b)), becomes the direct or indirect beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act), other than directly from the Company, of securities of the Company representing (A) twenty-five percent (25%) or more of the combined voting power of all of the Company's outstanding securities entitled to vote generally in the election of the Company's directors, or (B) twenty-five percent (25%) or more of the combined shares of the Company's capital stock then outstanding, all except in connection with any merger, consolidation, reorganization or share exchange involving the Company;
               (2)  the consummation of any merger, consolidation,
     reorganization or   share exchange involving the Company, unless the
     holders of the Company's capital stock outstanding immediately before such transaction own more than fifty percent (50%) of the combined outstanding shares of capital stock and have more than fifty percent (50%) of the combined voting power in the Entity (as defined in paragraph 1(f)) after such transaction and they own such securities in substantially the same proportions (relative to each other) as they owned the Company's capital stock immediately before such transaction;
               (3) the consummation of any sale or other disposition (in one transaction or a series of related transactions) of all, or substantially all, of the Company's assets to a transferee or transferees (the "Transferee") other than a transaction or transactions as a result of which the shareholders of the Company's capital stock outstanding immediately before such transaction(s) own or receive more than fifty percent (50%) of the capital stock and combined voting power in the Transferee after such transaction(s), at least a majority of the Board of Directors of the Transferee are "Continuing Directors" (as hereinafter defined), and no person owns twenty-five percent (25%) or more of the capital stock and combined voting power of the Transferee who did not own such percentage immediately before the transaction(s);
               (4) a complete liquidation or dissolution of the Company; or
               (5) the Continuing Directors cease to be a majority of the Company's directors.

          A determination by the Company's Continuing Directors (by resolution of at least a majority of the Continuing Directors) as to whether a Change in Control has occurred for purposes of this Agreement, or the date on which the Change in Control has occurred (the Effective Date), or both, shall be conclusive for purposes of this Agreement if made in good faith.

          (b) The "Excluded Persons" are defined as (1) the Executive, (2) any "group" (as that term is used in Section 13(d) of the Exchange Act and the rules thereunder) that includes the Executive or in which the Executive is, or has agreed to become, an equity participant, (3) any entity in which the Executive is, or has agreed to become, an equity participant, (4) the Company, (5) any subsidiary of the Company, (6) any employee benefit plan of the Company

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or any subsidiary of the Company or the related trust, and (7) any entity to the extent it is holding capital stock of the Company for or pursuant to the terms of any employee benefit plan of the Company or any subsidiary of the Company.
For purposes of this Agreement, Executive shall not be deemed an "equity participant" in any group or entity (A) in which Executive owns for investment purposes only no more than five percent (5%) of the stock of a publicly-traded entity whose stock is either listed on a national stock exchange or quoted in The Nasdaq National Market, if Executive is not otherwise affiliated with such group or entity, or (B) if Executive's participation is fully-disclosed to, and approved by, a majority of the Continuing Directors before the Change in Control occurs.
          (c) The "Continuing Directors" are defined as the directors of the Company as of the date of this Agreement, and any person who subsequently becomes a director if such person is appointed to be a director by a majority of the Continuing Directors or if such person's initial nomination for election or initial election as a director is recommended or approved by a majority of the Continuing Directors; provided, however, that no director shall be considered a Continuing Director if such individual initially assumed office as a director as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 of the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.
          (d) Termination of employment for "Good Reason" means Executive's voluntary termination of employment with the Entity (as hereinafter defined) before or after a Change in Control as a result of (1) any change by the Entity (without Executive's consent) in Executive's title from Executive's title immediately before such Change in Control, (2) any decrease by the Entity (without Executive's consent) in Executive's compensation (including base salary and bonus arrangements) or incentives from Executive's compensation or incentives immediately before such Change in Control; provided that Executive's bonus shall not be deemed to have decreased if Executive shall have a substantially similar opportunity to earn a bonus as Executive did in the last full fiscal year before such Change in Control, (3) any material decrease by the Entity (without Executive's consent) in Executive's employee benefits from Executive's employee benefits immediately before such Change in Control unless the substitute or replacement employee benefits are substantially similar to or uniformly applicable to the employee benefits being provided to all executive employees of the Entity; (4) a substantial change by the Entity (without Executive's consent) in Executive's duties or

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responsibilities (including reporting responsibilities) from Executive's duties and responsibilities immediately before such Change in Control, (5) any requirement by the Entity (to which Executive does not consent) that Executive change Executive's primary place of business to be outside the metropolitan Detroit area, (6) if such Change in Control results in a new Entity being a successor to the Company's business, the failure of such Entity to assume expressly in writing the Company's obligations under this Agreement or under any written employment agreement between Executive and the Company in effect immediately before such Change in Control, or (7) any material breach by the Entity of any provision of this Agreement. "Good Reason" does not include Executive's termination of employment due to Executive's death, Disability (as defined below) or Retirement (as defined below), or Executive's resignation other than as provided in the preceding sentence. For purposes of this Agreement, (A) "Disability" means (i) if Executive is covered by an Entity-provided disability insurance policy, the definition of disability contained in, and entitling Executive to benefits under, that policy, or (ii) if Executive is not covered by such a policy, Executive's inability, whether physical or mental, to perform the normal duties of Executive's position for six (6) consecutive months; and (B) "Retirement" means Executive's retirement from the Entity in accordance with the Entity's normal policies.

          Determination by the Executive of "Good Reason" shall be conclusive for purposes of this Agreement if made in good faith.

          Any event or condition described in paragraph 1(d)(1) through (7) which occurs prior to a Change in Control, but which the Executive reasonably demonstrates (A) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control, or
(B) otherwise arose in connection with, or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control, provided that any such event or condition described in paragraph 1(d)(1)-(7) shall have occurred within ninety (90) days prior to the Change in Control.

          (e) "Cause" means (1) the wilful and continued failure of the Executive to perform his employment duties (unless due to illness or Disability), (2) the wilful engaging by the Executive in illegal, improper or gross misconduct materially injurious to the Entity, or (3) any breach by the Executive of the provisions of paragraph 5 of this Agreement; provided, however, that no termination of the Executive's employment shall be for Cause until there shall have been delivered to the Executive a copy of a written notice specifying the particulars of the conduct constituting "Cause" and the Executive shall have been provided an opportunity to be

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heard by the Board (and the Board shall have rendered a decision as to whether the Executive's employment shall have been terminated for Cause in accordance with this Agreement).

          (f) "Entity" shall mean both (1) the Company and (2) in connection with a Change in Control defined in paragraph 1(a)(2) or paragraph 1(a)(3), the survivor of the merger consolidation, reorganization or share exchange involving the Company or the Transferee of the Company's assets.

     2. Right to Receive Severance Benefits. Executive shall receive the severance benefits described in paragraph 3 if (a) a Change in Control occurs during the Period (as defined in paragraph 4), and (b) at any time during the period beginning ninety (90) days before, and ending two (2) years after, the Effective Date, Executive terminates Executive's employment with the Entity for Good Reason or the Entity terminates Executive's employment without Cause.

     Executive shall not be deemed to have terminated Executive's employment with the Entity for Good Reason, and the Entity shall not be deemed to have terminated Executive's employment without Cause, (a) if the Entity has offered to employ Executive on such terms that would not constitute Good Reason for termination of Executive's employment if imposed by the Entity, (b) Executive refuses to accept such employment, and (c) the Entity thereupon terminates Executive's employment.

     For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which indicates the specific termination provision in this Agreement, if any, relied upon and which sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Any purported termination by the Entity or by the Executive shall be communicated by Notice of Termination to the other. For purposes of this Agreement, no purported termination of employment shall be effective without such Notice of Termination. The "Termination Date" shall be the date of termination of the Executive's employment specified in the Notice of Termination, provided, however, that if the Executive's employment is terminated by the Executive for Good Reason, the Termination Date shall be no more than thirty (30) days from the date the Notice of Termination is delivered to the Entity.

     3.   Severance Benefits.   If Executive is entitled to severance benefits
pursuant to paragraph 2, Executive shall be paid the following by the Entity (Company):

          (a) All amounts earned or accrued by Executive through the Termination Date but not paid as of the Termination Date, including base salary or compensation, reimbursement

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for reasonable and necessary expenses incurred by the Executive on behalf of the
Company during the period ending on the Termination Date, vacation pay and sick leave; and

          (b) A prorata bonus for the Company's current fiscal year in an amount equal to (1) the average of the annual bonus accrued on behalf of the Executive during the Company's three (3) full fiscal years ended prior to the Effective Date, multiplied by (2) a fraction, the numerator of which is the number of days in the current fiscal year through the Termination Date and the denominator of which is 365; and

          (c) The Entity shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, in a single payment, an amount (the "Severance Amount") in cash equal to 2.99 times the sum of (1) the Executive's base salary at the highest rate in effect at any time within one hundred eighty (180) days prior to the Effective Date, and (2) the average of the annual bonus accrued on behalf of the Executive during the three (3) full fiscal years ended prior to the Effective Date; and

          (d) For thirty six (36) months following the Termination Date, the Entity shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, prescription, dental and hospitalization benefits provided to the Executive at any time during the ninety (90) day period prior to the Effective Date. The Entity's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such specified benefits pursuant to a subsequent employer's benefit plans, in which case the Entity may reduce the coverage of any such specified benefits it is required to provide the Executive under this subparagraph (d) if the Executive is enrolled in a subsequent employer's benefit plan for such specified benefit without any pre-existing condition restriction or limitation; and

          (e) All restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under the Company's 1992 Performance Incentive Plan or any other incentive plan or arrangement shall lapse and such incentive award shall become 100% vested, and all stock options and stock appreciation rights granted to the Executive under the Company's 1992 Performance Incentive Plan or any other incentive plan or arrangement shall become immediately exercisable and shall become 100% vested. The Executive shall have the right to require the Company to purchase, for cash, any shares purchased by the Executive upon the exercise of any such stock options, at a price equal to the fair market value of such shares on the date of purchase by the Company.

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     Notwithstanding the foregoing, the total amount of all payments of cash or property in the nature of compensation contingent on a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the Company's assets, including, without limitation, the benefits provided pursuant to this paragraph 3 and payments relating to any stock options or restricted stock that vest as a result of a Change in Control, shall not exceed the maximum amount that may be paid to Executive and not be deemed a "parachute payment" resulting in an excise tax to Executive and a loss of compensation deduction to the Company, all within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, or any successor provision. If the benefits otherwise provided pursuant to this paragraph 3 or otherwise would result in Executive receiving such a "parachute payment", they shall be reduced (in the order set forth above) until they are $1.00 less than the amount that would result in Executive receiving such a "parachute payment". Notwithstanding the foregoing, in the event that any benefits provided pursuant to paragraph 3 or otherwise are reduced because they are deemed a "parachute payment" which would have resulted in the excise tax and loss of compensation deduction, and subsequently it is determined that such benefits would not constitute such a "parachute payment," then the Entity shall promptly pay to Executive the amount by which any such benefit had been so previously reduced but as to which the determination was subsequently made that the amount of such benefit would not constitute such a "parachute payment".

     The Severance Amount and other benefits provided in paragraphs 3(a), 3(b), and 3(e) shall be paid to Executive in an undiscounted lump sum within thirty
(30) days after the Termination Date. Within ten (10) days after the Termination Date, Executive may send a written notice to the Entity requesting that, in lieu of payment of the benefits in paragraph 3(d) for the thirty-six
(36) month period following the Termination Date, the Executive would elect to receive (in fulfillment and full satisfaction of the Entity's obligation to provide the benefits under paragraph 3(d)), a lump sum amount equal to the Entity's current monthly cost of providing all such benefits multiplied by thirty-six (36) and discounted to present value based upon a discount rate equal to the then Wall Street Journal prime rate; if Executive sends such notice within the ten (10) day period after the Termination Date, the discounted lump sum payment for such benefits shall be paid within thirty (30) days after the Termination Date. The Entity may withhold from all payments under this Agreement all federal, state, city and other taxes if such payments would be taxable income to the Executive and to the extent such taxes are permitted to be withheld by applicable law.

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     4.   Period.  The period (the "Period") shall begin on the date of this
Agreement and end on the first to occur of (a) Retirement or Executive's resignation other than for Good Reason, (b) Executive's death, (c) Executive's Disability, (d) ninety (90) days after the termination of Executive's employment (voluntarily or involuntarily and with or without Cause or Good Reason) if (1) such termination occurs before a Change in Control, and (2) a Change in Control does not occur during such ninety (90) day period, and (e) December 31, 1999, provided that such date of December 31, 1999 shall be automatically renewed to December 31 of each subsequent year unless and until either the Company or the Executive shall send a written notice of termination of this Agreement to the other party by September 30, 1999 (with respect to December 31, 1999 terminating the Agreement as of December 31, 1999) or by September 30 of each following applicable year terminating the Agreement as of the December 31 of such year. Notwithstanding the foregoing, if Executive becomes entitled to severance benefits under paragraph 2, the provisions of paragraph 3 of this Agreement shall continue until Executive's eligibility to receive severance benefits under this Agreement ceases and such provisions and the other provisions of this Agreement not limited by the Period, including, without limitation, paragraphs 5, 7, 8, 11 and 12 shall survive the end of the Period.

     5.   Confidentiality; Non-Solicitation; and Non-Competition.

          (a) Except as otherwise required in Executive's duties to the Company or as authorized in writing by the Company, Executive shall not at any time, either during or after Executive's employment with the Company, disseminate, disclose, use, communicate or otherwise appropriate, either directly or indirectly, through any individual, person or entity, any Confidential Information (as defined below), and Executive shall retain all such information in trust in a fiduciary capacity for the sole use and benefit of the Company. Executive acknowledges that the Confidential Information is valuable, special, proprietary and unique to the Company, that the Company's business depends on such Confidential Information, and that the Company wishes to protect such Confidential Information by keeping it secret and for the sole use and benefit of the Company. Executive shall take all steps necessary and all steps reasonably requested by Company to insure that all such Confidential Information is kept secret and confidential for the sole use and benefit of the Company.
All records and other materials pertaining to the Confidential Information, whether or not developed by Executive, shall be and remain the exclusive property of the Company. Upon termination of Executive's employment or at any other time that the Company in writing so requests, Executive shall promptly deliver to Company all materials concerning any Confidential Information and all copies of such

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materials and any other materials of the Company which are in Executive's possession or under Executive's control, and Executive shall not make or retain any copies or extracts of such materials.

          For purposes of this paragraph 5(a), Confidential Information means and includes all information known or used by the Company in the Company's business and/or developed by or for the Company by any person, including Executive, which is not otherwise explicitly, consciously, properly, legally and generally known in any industry in which the Company is or may become engaged. Confidential Information does not include general skills and general knowledge of any industry obtained by reason of Executive's association with the Company.

          Confidential Information specifically includes, but is not limited to, such information, whether now possessed or later obtained, concerning plans, marketing, sales and inventory methods, materials, processes, procedures, devices used by the Company, business forms, prices, suppliers, retail merchants with which the Company deals, organizations or other entities or persons associated with such retail merchants, contractors, representatives and customers of the Company, plans for the development of new products and services and expansion into new areas or markets, internal operations and any variations, purchasing policies, bidding practices or procedures, pricing policies, customer identities and lists, trade secrets, trade names, trademarks, servicemarks, copyrights, and other proprietary or confidential information of any type, together with all written, graphic and other materials relating to all or any part of the same.

          (b) During the period of Executive's employment with the Company and for a period of one (1) year after the termination of Executive's employment with the Company, for any reason whatsoever, Executive shall not, either directly or indirectly, himself or through or for any person or entity wherever located:

               (1) Solicit, attempt to hire or hire any person who is then employed by, is a consultant to, or is an agent of, the Company or who was within the prior four (4) months employed by, a consultant to, or an agent of, the Company.

               (2) Encourage, induce or attempt to induce, or aid, assist or abet any other party or person in encouraging, inducing or attempting to induce, any such employee, consultant or agent to alter or terminate his or her employment, consultation or agency with the Company.

               (3) Solicit any Company Customer (as defined below) to supply products or perform services for the Company Customer of a similar nature to those

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     products provided or services performed by the Company in the Company's business during Executive's employment with the Company. For purposes of this paragraph 5(b)(3), the term "Company Customer" means any person or entity with whom Executive has been involved or in contact within the prior year and to or for whom the Company, within the prior year: (A) provided products or performed services, or entered into an agreement for the providing of products or performance of services; or (B) submitted a bid for, or otherwise negotiated for, the providing of products or the performing of services.

The provisions of this paragraph 5(b) shall not apply to Executive after the termination of Executive's employment with the Company if Executive's employment is terminated by the Company without Cause (of which the Board shall be the sole judge) more than ninety (90) days prior to any Change in Control.
          (c) During the period of Executive's employment with the Company and for a period of one (1) year after Executive's termination of employment with the Company, for any reason whatsoever, Executive shall not, either directly or indirectly, himself or through or for any individual, person or entity wherever located:
               (1) Engage in any activities, perform any services or conduct any businesses which are competitive with any business of the Company and which are the same or similar to the business of the Company conducted by Executive, at Executive's direction or under Executive's supervision during the term of Executive's employment with the Company ("Executive's Company Business"); or

               (2)  Be engaged by, employed by, consult with, own any capital
     stock   of, or have any financial interest of any kind in, any individual, person or entity wherever located, which conducts a business which is competitive with any business of the Company and which is the same as or similar to Executive's Company Business. Notwithstanding the foregoing, Executive may own, for investment purposes only, up to 5% of the stock of any publicly-traded entity whose stock is either listed on a national stock exchange quoted in The Nasdaq National Market (if Executive is not otherwise affiliated with such entity).

The provisions of this paragraph 5(c) shall not apply to Executive after the termination of Executive's employment with the Company if Executive's employment is terminated by the Company without Cause (of which the Board shall be the sole judge) more than ninety (90) days prior to any Change in Control.

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          (d) Executive acknowledges and agrees that the covenants and undertakings contained in this paragraph 5 of this Agreement relate to matters which are of a special, unique and extraordinary character and that a breach of any of the terms of this paragraph 5 constitutes a material breach by Executive under this Agreement and shall cause substantial injury to the Company and the Company's business, and that the amount of such injury will be difficult, if not impossible, to estimate or determine and cannot be adequately compensated. Therefore, Executive acknowledges that in the event of his breach of any of the covenants or undertakings contained in this paragraph 5, the Entity (Company) shall be entitled, in addition to all other rights and remedies available under applicable law, to terminate immediately its obligation to pay to Executive the Severance Amount, the other benefits and payments set forth in paragraphs 3(b) and (d), and the fees, costs and expenses set forth in paragraph 11; and if Executive shall have received any portion of the Severance Amount or such other benefits and payments or such fees, costs and expenses, Executive shall be obligated and required to forthwith remit the Severance Amount and other benefits or payments or fees, costs and expenses theretofore made to or on behalf of Executive by the Entity (Company).

     6.   Other Items.   In addition to all other benefits or payments provided
to Executive in this Agreement:

          (a) In the event Company is then providing a leased automobile to Executive at Company's expense, the Entity (Company) shall continue to make all payments required under such automobile lease for a period of sixty (60) days following the Termination Date and Executive may utilize the leased automobile during such sixty (60) day period for purposes substantially similar to which the leased automobile was utilized prior to the Termination Date, and upon completion of such sixty (60) day period Executive shall return possession of the leased automobile to the Entity.

          (b) Entity shall enter into an arrangement at Entity's cost to provide so-called "high end" out-placement services for Executive with a quality third-party agency, which services shall be provided, if required, to Executive for a period of up to one (1) year following the Termination Date.

     7. Benefits Exclusive. The severance benefits (including without limitation the Severance Amount) and all other payments provided in this Agreement are exclusive and in lieu of any other termination or severance benefits to which Executive may be entitled in the event of Executive's termination of employment with the Entity (Company). Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other

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employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment, except as provided in paragraph 3(d).

     8. Employment Status. Nothing in this Agreement changes the present status of Executive's continued employment with the Company or otherwise affects Executive's present employment status with the Company. Executive and Company acknowledge that, except only as may otherwise be provided in this Agreement in the event of a Change in Control or under any other written agreement between the Executive and Company, the employment of the Executive by the Company is "at will". If Executive's employment with the Company terminates more than ninety
(90) days before the Change in Control, the Executive shall have no rights for payments or benefits whatsoever under this Agreement, and if the termination of employment occurs during such ninety (90) days before the Change in Control the Executive shall have only such payments and benefits, if any, specifically provided under the provisions of this Agreement.

     9. Modification. This Agreement is the complete agreement between the parties and may be modified (or any provision may be waived) only by a written instrument executed by both parties.

     10. Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Michigan.

     11. Costs of Enforcement. The Company shall pay on demand all of Executive's reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys' fees, court costs and other legal expenses and costs of investigation) incurred by Executive in connection with the enforcement of Executive's rights under this Agreement or in connection with any disputes concerning the meaning or interpretation of this Agreement; provided, however, that in the event of Executive's breach of any of the covenants or undertakings contained in paragraph 5, the Entity (Company) shall not be obligated or liable
in any manner for any payments under this paragraph 11.   The obligations
contained in this paragraph 11 shall survive the end of the Period.

     12.  Arbitration.

          (a) Any disputes between the parties with respect to the terms and conditions of this Agreement that are not resolved within thirty (30) days after one party notifies the other party in writing of the dispute shall be resolved by and through binding arbitration conducted under the auspices of the American Arbitration Association (or any like organization successor

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thereto) in Southfield, Michigan.  Both the foregoing agreement of the parties to arbitrate any and all claims, and the results, determination, finding, judgment and/or award rendered through such arbitration, shall be final and binding on the parties to this Agreement and may be specifically enforced by legal proceedings, and, pursuant to MCLA (S)600.5001, the parties agree that a judgment of any Michigan circuit court may be rendered upon any arbitration award rendered pursuant to this paragraph 12. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this arbitration agreement and that any party may, in his or its sole discretion, ask through the arbitration for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this arbitration agreement; notwithstanding anything to the contrary, in the event the arbitrator rules that the arbitrator does not have jurisdiction or authority to grant specific performance and/or injunctive relief, the dispute with respect to which such equitable relief is requested may be brought in a court of appropriate jurisdiction encompassing Oakland County, Michigan.

          (b) Such arbitration shall be initiated by the written notice of the dispute described in paragraph 12(a), and such arbitration shall be a compulsory and binding proceeding on each party. Such arbitration proceeding shall be conducted under the commercial arbitration rules (formal or informal) of the American Arbitration Association before one arbitrator, and the arbitrator in any such arbitration shall be such person who is expert in the subject matter of the dispute. The costs of the arbitrator and the arbitration shall be borne by the Company. Each party shall bear separately the cost of its or his respective attorneys, witnesses and experts in connection with such arbitration, subject to the Company's obligations under paragraph 11. Time is of the essence of this arbitration procedure, and the arbitrator shall be requested to render his or her decision within ten (10) days following completion of the arbitration.

     13. Successor Obligations. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and the Company shall require any successor to, assignee, or transferee of, all or substantially all of its business or assets to expressly assume and agree to perform all of the Company's obligations under this Agreement (such successor, transferee or assignee shall be deemed, for purposes of this Agreement, to be the Company). This Agreement shall be binding upon Executive and shall inure to Executive's benefit and may be enforceable by the Executive's legal personal representatives, but Executive may not assign this Agreement without the Company's prior written consent.

     14. Duplicate Copies. This Agreement may be executed in counterparts, both of which together will be deemed an original of this Agreement.

     15.  Severability.   The provisions of this Agreement shall be deemed
severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

     DATED as of the day and year first above written.

                                    HANDLEMAN COMPANY,
                                    a Michigan corporation

                                    By:__________________________

                                         Its:____________________

                                                        "Company"

                                    _____________________________

                                                      "Executive"

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